Exhibit 5

                                 BRYAN CAVE LLP
                             ONE METROPOLITAN SQUARE
                           211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020

DENIS P. MCCUSKER                                        INTERNET ADDRESS
direct dial number                                       dmccusker@bryancave.com
 (314) 259-2455

                                 March 10, 1999

The  Earthgrains Company
8400 Maryland Avenue
St. Louis, Missouri 63105

Re:      Registration Statement on Form S-3 Relating to
         $250,000,000 Principal Amount of Debt Securities
         ------------------------------------------------

Gentlemen:

     The Earthgrains Company (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed issuance from time to time by the Company of its debt securities (the "Debt Securities") in aggregate principal amount of up to $250,000,000. The Debt Securities would be issued from time to time in one or more series (a "Series") under an Indenture (the "Indenture") between the Company and The Bank of New York, as Trustee (the Trustee"), the form of which is an exhibit to the Registration Statement.

     To enable us to render the opinion set forth below, we have examined corporate records of the Company and such other documents and materials as we have considered relevant, and have made such investigation of matters of law and of fact as we have considered appropriate.

     Based on the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute and deliver the Debt Securities.

         2. The execution and delivery of the Indenture has been duly authorized by all requisite action on the part of the Company. Upon execution and delivery of the Indenture, and upon compliance with the procedures specified in the Indenture relating thereto, the issuance of the Debt Securities of the several Series will be duly authorized. When the Debt Securities of the several Series have been so authorized and executed by the Company, authenticated by the Trustee and delivered against payment therefor, the Debt Securities of such Series will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy and other laws affecting creditors' rights generally as in effect from time to time, and except that the availability of certain equitable remedies may be limited by generally applicable equitable principles.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related Prospectus.

                                          Very truly yours,

                                          Bryan Cave LLP